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                                   EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made as of the 28th day of September, 2000, by and among ChromaVision Medical Systems, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with its principal offices at 33171 Paseo Cerveza, San Juan Capistrano, California 92675-4824, and the purchasers whose names and addresses are set forth on the signature page hereof (the "Purchasers").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:

         SECTION 1. Authorization of Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the number of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company and warrants to purchase Common Stock in the amounts set forth in Section 2.

         SECTION 2. Agreement to Sell and Purchase the Shares and the Warrants. At the Closing (as defined in Section 3.1), the Company will sell to each Purchaser, severally and not jointly, and each Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, that number of shares of Common Stock (collectively, the "Initial Shares") determined by dividing the Aggregate Price set forth below opposite such Purchaser's name by a price per share of Common Stock equal to the average of the mean between the high and low trading prices per share of the Common Stock on the Nasdaq National Market for each of the twenty trading days immediately preceding the second trading day prior to the Closing. Each Purchaser will also be issued a Warrant in the form attached hereto as Exhibit A (collectively, the "Initial Warrants") to purchase 1/10 of the number of Initial Shares such Purchaser will purchase. "Trading day" is defined as any day that trading occurs in the Nasdaq National Market for the normal full trading day.



                  Purchaser                       Aggregate Price
                  ---------                       ---------------

                  Safeguard Delaware, Inc.          $5,000,000

                  incuVest, LLC                     $2,000,000


         At the Second Closing (as defined in Section 3.2), the Company will sell to incuVest LLC and incuVest will purchase from the Company, on the terms hereinafter set forth, that number of additional shares of Common Stock (the "Additional Shares") determined by dividing

         (a) $5,000,000 less the amount of interest that would be earned thereon at the rate of 8% per annum for the period between the Closing and the Second Closing

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         by

         (b) the same per share price used to determine the number of shares purchased at the Closing.

         IncuVest will also purchase at the Second Closing an additional Warrant in the form attached hereto as Exhibit A (the "Additional Warrant") to purchase 1/10 of the number of Additional Shares purchased at the Second Closing. If for any reason the Closing does not occur, the Second Closing shall not occur.

         The Initial Shares and the Additional Shares are referred to in this Agreement collectively as the "Shares," and the Initial Warrant and Additional Warrant are referred to in this Agreement collectively as the "Warrants." The shares of Common Stock issuable upon exercise of the Warrants are referred to in this Agreement collectively as the "Warrant Shares."

         SECTION 3 Closing and Second Closing

         3.1. Delivery of the Initial Shares and the Initial Warrants at the Closing. The purchase and sale of the Initial Shares and the Initial Warrants shall occur at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071-3197 at 9:00 a.m. on September 28, 2000 or at such other time and place as the Company and the Purchasers mutually agree upon (which time and place are designated as the "Closing").

         At the Closing, the Company shall deliver to the Purchasers (a) one or more stock certificates registered in the names of the Purchasers, or in such nominee name(s) as de signated by the Purchasers in writing, representing the number of Initial Shares determined in accordance with Section 2 above and (b) the Initial Warrants registered in such names against delivery to the Company by each Purchaser of the aggregate price set forth opposite such Purchaser's name in Section 2 in cash paid by wire transfer of funds to the Company. The name(s) in which the stock certificates for the Shares and the Warrants are to be registered are set forth in the Stock Certificate Questionnaire attached hereto as part of Appendix I.

         3.2 Delivery of Additional Shares and Additional Warrant at the Second Closing. The purchase and sale of the Additional Shares and the Additional Warrant shall occur at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071-3197 at 9:00 a.m. on December 29, 2000 or at such other time and place as the Company and incuVest LLC mutually agree upon (which time and place are designated as the "Second Closing").

         At the Second Closing, the Company shall deliver to incuVest (a) one or more stock certificates registered in the name of incuVest, or in such nominee name(s) as designated by incuVest in writing, representing the number of Additional Shares determined in accordance with Section 2 above and (b) the Additional Warrant(s) registered in such names against delivery to the Company by incuVest of the $5,000,000 aggregate price in cash paid by wire transfer of funds to the Company.


         SECTION 4. Representations. Warranties and Covenants of the Company. Except as set forth in the numbered paragraph of the Schedule of Exceptions delivered to all Purchasers concurrently with this

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Agreement that corresponds to the numbered section of this Section 4, the
Company hereby represents and warrants to each of the Purchasers as follows:

         4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and the Company is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect (as defined herein) on the Company. The Company has three subsidiaries, ChromaVision International, Inc., a Delaware corporation, ChromaVision SARL, incorporated in France, and ChromaVision GmbH, incorporated in Germany (collectively, "Subsidiaries").

         4.2. Authorized Capital Stock. The capitalization of the Company immediately prior to the Closing consists of the following:

         (a) Common Stock. A total of 50,000,000 authorized shares of Common Stock, of which 19,520,181 shares are issued and outstanding.

         (b) Options, Warrants, Convertible Securities. Except for an aggregate of 3,200,000 shares of Common Stock reserved for issuance under the Company's 1996 Equity Compensation Plan, of which 197,081 shares have been issued and are included in the number of shares of issued and outstanding Common Stock set forth above and of which options to purchase 2,495,456 shares are outstanding and except for rights issuable pursuant to the Company's Stockholder Rights Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights), rights of first refusal or similar rights for the purchase or acquisition from the Company of any securities of the Company.

         (c) The issued and outstanding shares of the Company's Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities.

         4.3. Issuance, Sale and Delivery of the Shares.

         (a) The Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. No preemptive rights or other rights to subscribe for or purchase Common Stock or other securities of the Company exist with respect to the issuance and sale of the Shares, the Warrants or the Warrant Shares by the Company pursuant to this Agreement. No further approval or authority of the stockholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares, the Warrants, or the Warrant Shares to be sold by the Company as contemplated herein.

         (b) Assuming the correctness of the representations made by the Purchasers in Section 5 hereof, the Shares, the Warrants and (assuming no change in applicable law and no unlawful distribution of Shares or the Warrants by the Purchasers or other parties), the Warrant Shares will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act") and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

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         4.4. Due Execution, Delivery and Performance of the Agreement. The
Company has full legal right, corporate power and authority to enter into this Agreement, the Warrants and the Registration Rights Agreement attached hereto as Exhibit B (the "Registration Rights Agreement,") and perform the transactions contemplated hereby and thereby. (The Warrants and the Registration Rights Agreement are referred to in this Agreement as the "Ancillary Agreements.") This Agreement and the Ancillary Agreements have been unanimously approved and authorized by a special committee of the Board of Directors of the Company consisting of those directors who have no relationship with either of the Purchasers, and this Agreement and the Ancillary Agreements have been executed and delivered by the Company. The making and performance of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions herein and therein contemplated will not violate any provision of the Certificate of Incorporation or Bylaws of the Company, and will not result in the creation of any lien, charge, security interest or encumbrance upon any assets of the Company pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or their respective properties may be bound or affected and in each case or in the aggregate which would have a material adverse effect on the condition (financial or otherwise), properties, business, prospects or results of operations of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect") or, to the Company's knowledge, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or its Subsidiaries or their respective properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for compliance with the Blue Sky laws and federal securities laws applicable to the offering of the Shares, the Warrants and the Warrant Shares. Upon their execution and delivery, and assuming the valid execution thereof by the respective Purchasers, this Agreement and the Ancillary Agreements will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.5. No Defaults. Except as to defaults, violations and breaches which individually or in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries are in violation or default of any provision of their certificate of incorporation or bylaws or in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default on the part of the Company or the Subsidiaries as defined in such documents, except such defaults which individually or in the aggregate would not be material to the Company and its Subsidiaries, taken as a whole.

         4.6. Contracts. The contracts that are material to the Company are in full force and effect on the date hereof, and neither the Company nor its Subsidiaries nor, to the Company's knowledge, is any other party in breach of or default under any of such contracts which, individually or in the aggregate, would have a Material Adverse Effect.

         4.7. No Actions. There are no legal or governmental actions, suits or proceedings pending or, to the Company's knowledge, threatened to which the Company or its Subsidiaries are or may be a party or of which property owned or leased by the Company or its Subsidiaries are or may be the subject, which actions, suits or proceedings, individually or in the aggregate, might prevent or might reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement or result in a Material Adverse Change. No labor disturbance by the employees of the Company exists or, to the Company's knowledge, is imminent which might reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries are a party to or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body administrative agency or other governmental body.

         4.8. Properties. Except with respect to Intellectual Property (as defined in Section 4.10), the Company and its Subsidiaries have good and marketable title to all the properties and assets reflected as owned by them in the consolidated financial statements included in the SEC Documents, subject to no lien, mortgage, pledge. charge or encumbrance of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those which are not material in amount and do not adversely affect the use made and promised to be made of such property by the Company or its Subsidiaries. The Company and its Subsidiaries hold their leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to their business. Except as disclosed in the SEC Documents and except for the property referred to in Section 4.11, each of the Company and its Subsidiaries owns or leases all such properties as are necessary to its operations as now conducted.

         4.9. No Material Change. Since June 30, 2000 (i) neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations, indirect or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could reasonably be expected to result in a material reduction in the future earnings of the Company; (ii) neither the Company nor any of its Subsidiaries has sustained any material loss or interference with its businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; (iii) neither the Company nor any of its Subsidiaries has paid or declared any dividends or other distributions with respect to its capital stock (excluding dividends paid by Subsidiaries to the Company) and neither the Company nor any of its Subsidiaries is not in default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock of the Company or its Subsidiaries other than the sale of the Shares hereunder and shares or options issued pursuant to employee equity incentive plans or purchase plans approved by the Company's Directors, or indebtedness material to the Company or its Subsidiaries (other than in the ordinary course of business); and (v) there has not been a Material Adverse Change.

         4.10. Intellectual Property. The Company owns or holds licenses or options for the inventions, patents, trademarks (both registered and unregistered), tradenames, copyrights and trade secrets necessary for the conduct of the Company's business as currently conducted (collectively, the "Intellectual Property"). To the Company's knowledge (for each of the following subsections (a) through (e)): (a) there are no third parties who have any ownership rights to any Intellectual Property that is owned by, or has been licensed to the Company that would preclude the Company from conducting its business as currently conducted; (b) there are currently no sales of any products that would constitute an infringement by third parties of any

Intellectual Property owned, licensed or optioned by the Company; (c) there is no pending or threatened action, suit, proceeding or claim by others challenging the rights of the Company in or to any Intellectual Property owned, licensed or optioned by the Company, other than claims which cannot reasonably be expected to have a Material Adverse Effect; (d) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property owned, licensed or optioned by the Company, other than claims which cannot reasonably be expected to have a Material Adverse Effect; and (e) there is no pending or threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violate any patent, trademark, copyright, trade secret or other proprietary right of others, other than claims which cannot reasonably be expected to have a Material Adverse Effect.

         4.11. Compliance. Neither the Company nor any of its Subsidiaries has been advised, and neither has any reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, except where failure to be so in compliance would not have a Material Adverse Effect.

         4.12. Taxes. Each of the Company and its Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and neither the Company nor any of its Subsidiaries has knowledge of a tax deficiency which has been or might be asserted or threatened against it which could have a Material Adverse Effect.

         4.13. Transfer Taxes. On the Closing Date and the Second Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to the Purchasers on that date hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

         4.14. Investment Company. The Company is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an investment company, within the meaning of the Investment Company Act of 1940, as amended.

         4.15. Insurance. The Company maintains insurance of the type and in the amount that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

         4.16. Contributions. At no time since its incorporation has the Company, directly or indirectly, (i) made any unlawful contribution to any candidate for public office, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

         4.17. Additional Information. The Company represents and warrants that the information contained in the follow ing documents (collectively, the "SEC Documents"), which the Company has furnished to the Purchasers, or will furnish prior to the Closing, is or will be true and correct in all material respects as of their respective filing dates:

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         (a) the Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 1999;

         (b) the Company's Quarterly Report on Form l0-Q for the fiscal quarter ended June 30, 2000;

         (c) the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders; and all other documents, if any, filed by the Company with the Securities and Exchange Commission after the date of this Agreement and prior to the Closing pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act).

         The Company has filed in a timely manner all reports, statements and notices required to be filed with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act for the 12 calendar months preceding the date of this Agreement.

         4.18 Registration Rights. Except as provided in the Registration Rights Agreement, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority.

         4.19. Registered Common Stock. The Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq National Market, nor has the Company received any notification that the SEC or the Nasdaq National Market is contemplating any such termination of registration or delisting.

         4.20 Finder's Fee. The Company neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transactionSECTION 5. Representations, Warranties and Covenants of the Purchasers.

         (a) Each Purchaser hereby severally represents and warrants to, and covenants with, the Company that: (i) such Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares constituting an investment decision like that involved in the purchase of the Shares and the Warrants, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and the Warrants; (ii) such Purchaser is or will be acquiring the number of Shares and the Warrants set forth in Section 2 above and any Adjustment Shares referred to in Section 9.1 in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares, Warrants or Adjustment Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares within the meaning of Section 2(11) of the Securities Act of 1933; (iii) such Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares, Warrants or Adjustment Shares except in compliance with the Act and the Rules and Regulations; (iv) such Purchaser has completed or caused to be completed the Stock Certificate Questionnaire attached hereto as Appendix I, and the answers thereto are true and correct as of the date hereof; (v) such Purchaser has, in connection with its decision to purchase the number of Shares set forth in Section 2 above, relied solely upon the SEC Documents and the representations and warranties of the Company contained herein; and (vi) such Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

         (b) Each Purchaser understands that the Shares and the Warrants to be purchased by such Purchaser hereunder, any Warrant Shares to be purchased by such Purchaser upon exercise of the Warrants and any Adjustment Shares to be issued to such Purchaser are characterized as "restricted securities" under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Each Purchaser is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including those imposed on "affiliates" of an issuer, and understands that, except as provided in the Registration Rights Agreement, the Company is under no obligation to register any of the securities sold hereunder.

                  Each Purchaser agrees that the certificates for the Shares, the Warrants, the Warrant Shares and any Adjustment Shares shall bear the following legend (in addition to any legend required under applicable state securities laws):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 UNLESS EITHER (i) THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS EXEMPT FROM SUCH REGISTRATION PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144."

In addition, each Purchaser agrees that the Company may place stop transfer orders with its transfer agents with respect to such certificates. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act.

         (c) Each Purchaser further represents and warrants to, and covenants with, the Company that (i) such Purchaser has full right, power, authority and capacity to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and (ii) upon the execution and delivery of this Agreement and the Ancillary Agreements, this Agreement and the Ancillary Agreements shall constitute valid and binding obligations of such Purchaser enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) The Purchasers neither are nor will be obligated for any finder's or broker's fee or commission in connection with this transaction.

         SECTION 6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchasers herein, in the Warrants and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchasers of the Shares and the Warrants being purchased and the payment therefore for a period of two years.

         SECTION 7. Conditions to Obligations of Purchasers at Closing and Second Closing

         7.1 Conditions to the Purchasers' Obligations at Closing. The obligations of the Purchasers under this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

         (a) Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects on and as of the date of the date of the Closing, with the same effect as though such representations and warranties had been made as of the Closing.

         (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

         (c) Compliance Certificate. The Company will have delivered to the Purchasers at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in (a) and (b) above have been fulfilled.

         (d) Securities Exemptions. The offer and sale of the Shares and the Warrants to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

         (e) Opinion of Company Counsel. The Purchasers will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Gibson, Dunn & Crutcher LLP, counsel to the Company, in the form attached as Exhibit C.

         (f) No Material Adverse Effect. Between the date hereof and the Closing, there shall not have occurred any Material Adverse Effect to the Company.

         (g) Nasdaq Requirements. All requirement of the Nasdaq National Market in connection with the transactions contemplated by this Agreement shall have been complied with by the Company.

         (h) Warrants. The Company will have issued the Initial Warrants substantially in the form attached hereto as Exhibit A.

         (i) Registration Rights Agreement. The Company will have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit B.

         (j) Other Actions. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions, as shall be customary or reasonably requested by the Purchasers in connection with the transactions contemplated hereby.

         7.2 Conditions to incuVest's Obligations at Second Closing. The obligations of incuVest LLC to purchase the Additional Shares and the Additional Warrant are subject to the fulfillment or waiver by incuVest, at or before the Second Closing, of each of the conditions in Section 7.1 except that (a) each of the references to the Closing shall be deemed to refer to the Second Closing and each of the references to the Purchasers shall be deemed to refer to incuVest,
(b) subparagraph (h) shall be deemed to refer to the Additional Warrant and (c) subparagraphs (f) and (i) shall not apply.

         SECTION 8. Conditions to the Company's Obligations at Closing and Second Closing.

         8.1 Conditions to the Company's Obligations at Closing. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

         (a) Representations and Warranties True. The representations and warranties of each Purchaser contained in Section 5 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

         (b) Performance. Each Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

         (c) Compliance Certificate. Each Purchaser will have delivered to the Company at the Closing a certificate signed on its behalf by its Treasurer certifying that the conditions specified in (a) and (b) above have been fulfilled.

         (d) Securities Exemptions. The offer and sale of the Shares and the Warrants to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

         (e) Payment of Purchase Price. Each Purchaser shall have delivered to the Company the aggregate price set forth opposite such Purchaser's name in
Section 2.

         (f) Warrants. Each Purchaser shall have executed the Warrant such Purchaser is purchasing hereunder in the form attached hereto as Exhibit A.

         (g) Registration Rights Agreement. Each Purchaser shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

         (h) Other Actions. The Purchasers shall have executed such certificates, agreements, instruments and other documents, and taken such other actions, as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

         8.2 Conditions to Company's Obligations at Second Closing. The obligations of the Company to incuVest LLC under this Agreement with respect to the Additional Shares and the Additional Warrants are subject to the fulfillment or waiver, at or before the Second Closing, of each of the conditions in Section
8.1 except that (a) each of the references to the Closing shall be deemed to refer to the Second Closing and each of the references to each Purchaser and the Purchasers shall be deemed to refer to incuVest LLC, (b) subparagraph (f) shall be deemed to refer to the Additional Warrant and (c) subparagraph (g) shall not apply.

         SECTION 9. Subsequent Issuance of Common Stock.

         9.1. Issuance of Additional Shares. Subject to the exceptions provided below, if prior to December 31, 2000 the Company issues or agrees to issue additional shares of Common Stock or other securities convertible into Common Stock for cash or cash equivalents or other property of the type contemplated by
Section 9.4 in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933 (a "Subsequent Transaction") at a price per share (as adjusted for stock splits, stock dividends, stock combinations, reclassifications and other similar changes in its capitalization) lower than the price per share for the Initial Shares determined in accordance with Section 2, then the Company shall issue Adjustment Shares of Common Stock to each Purchaser for no additional consideration. For the purposes of the preceding sentence, the number of "Adjustment Shares" shall be calculated for each Purchaser as follows:

         X = (C/A) - B, where:

         X = Number of Adjustment Shares

         A = Price per Share of subsequent issuance of Common Stock

         B = Number of Initial Shares initially issued to such Purchaser at the Closing plus, in the case of incuVest LLC, the number of Additional Shares issued at the Second Closing

         C = Aggregate price of Shares issued to such Purchaser at the Closing and Second Closing

         The provisions of this Section 9 shall not apply to (a) issuances to employees, directors, advisors or consultants or former employees or directors, advisors or consultants of the Company of Common Stock or options to purchase Common Stock issued pursuant to the Company's stock option plan or Stockholder Rights Plan, (b)any rights offering made to all holders of Common Stock or (c) the issuance of the Additional Shares or Additional Warrants at the Second Closing. In no event shall any adjustment pursuant to this Section 9 result in a reduction of the number of shares of Common Stock purchased by any Purchaser. In the event a Subsequent Transaction closes prior to the Second Closing, the number of Adjustment Shares issuable to incuVest LLC based upon the number of Additional Shares and Additional Warrants will be issued at the Second Closing.

         9.2. Adjustment for Warrants.

         (a) If any Subsequent Transaction does not involve the issuance warrants to purchase additional shares of Common Stock, then the value of the Warrants issued to each Purchaser at the Closing and Second Closing (determined in accordance with the Black Scholes pricing model as of the date of the Closing) shall be subtracted from "C" in the formula set forth in Section 9.1 (the "Aggregate price of Shares issued to each Purchaser at Closing and Second Closing") as it is applied to that Purchaser and there shall be no adjustment in the exercise price or other terms of the Warrants.

         (b) If the Subsequent Transaction does involve the issuance of warrants to purchase Common Stock, then the value of the Warrants issued at the Closing and the Second Closing will be determined as of the day of Closing using the Black Scholes pricing model and the value of the warrants issued in the Subsequent Transaction will be valued in the same manner as of the date of closing of the Subsequent Transaction. In each case the value of all warrants issued in the transaction will be divided by the number of shares of Common Stock issued for cash in the transaction resulting in the "Value of the Warrants Per Share Purchased." Thereafter the Value of the Warrants Per Share Purchased will be subtracted from the cash purchase price per share in each transaction, and the cash purchase price per share for each transaction so adjusted will be used in applying the formula in Section 9.1.

         (c) The value of the Warrants and any warrants issued in a Subsequent Transaction using the Black Scholes pricing model shall initially be determined in good faith by ChromaVision. In the event either Purchaser disagrees with ChromaVision's determination, the matter shall be submitted to KPMG LLC for determination, and its determination shall be final and binding on the parties. IF KPMG LLC is not then the independent certified public accountants that ChromaVision intends to use for its 2000 Audit, then the matter shall be submitted to another accounting firm of recognized standing selected by ChromaVision but reasonably satisfactory to both Purchasers.

         9.3 Convertible Securities. If the Subsequent Transaction involves the issuance of securities convertible into Common Stock, each of the Purchasers will have the right to return to the Company, concurrently with the closing of the Subsequent Transaction and contingent upon the closing occurring, the Shares and the Warrants (and, if any of the Warrants have been exercised, the Warrant Shares or an equivalent number of shares of Common Stock), all duly endorsed in blank, in exchange for that number and kind of securities issued in the Subsequent Transaction having a value (based on what other investors are paying in the Subsequent Transaction) equal to the purchase price paid by the Purchaser pursuant to Section 2. If a Purchaser elects to exercise its rights under this
Section 9.2, the Purchaser will participate in the Subsequent Transaction on the same terms as other investors in the transactions and will execute and deliver all agreements, documents and instruments as such other investors. In the event of a Subsequent Transaction, the Company will give each Purchaser written notice of the Transaction at least ten (10) days prior to the closing thereof. The notice shall set forth in reasonable detail the terms of the transaction then known to the Company and, to the extent they are available, copies of all documents and instruments expected to be executed and delivered by the investors in connection with the transaction or the latest drafts thereof. Thereafter the Company shall make available to the Purchasers copies of all such documents and instruments and the latest drafts thereof substantially concurrently with providing them to the investors expected to participate in the Subsequent Transaction or, if the Company does not prepare any such documents or instruments or drafts thereof, promptly after the Company receives the same. Each Purchaser will have until the end of the third business day before the closing to exercise its rights pursuant to this Section 9.3 by delivering written notice of its election to do so to the Company. If any Purchaser exercises its rights and thereafter any term of the transaction is changed or additional terms are added, the Purchaser will have the right to elect not to participate in the transaction at any time prior to its closing by delivering writing notice of such election to the Company. If the Subsequent Transaction closes prior to the Second Closing, incuVest LLC will have the right to make the election contemplated by this Section 9.3 with respect to all of the Initial Shares, Additional Shares, Initial Warrants and Additional Warrants (and not with respect to some of such securities but not others) prior to the end of the third business day before the closing of the Subsequent Transaction. If the election is made, the Company will deliver to incuVest LLC at the Second Closing the number and kind of securities issued in the Subsequent Transaction having a value (based on what other investors are paying in the Subsequent Transaction) equal to $5,000,000 less the amount of interest that would be earned thereon at the rate of 8% per annum for the period between the Closing and the Second Closing.

         9.4 Adjustments for Other Property. If the Company issues shares of Common Stock for cash and property (including securities of another issuer) in a single transaction or related transactions, the fair market of the property in other securities shall be added to the amount of cash paid for the Common Stock in determining "A" in the formula in Section 9.1, "Price per Share of subsequent issuance of Common Stock." Such fair market value will be determined by the Board of Directors of ChromaVision in good faith. In addition, the adjustment in
Section 9.2(a) above will be made to "C" in the formula (the "Aggregate price of Shares issued to each Purchaser at Closing"). Notwithstanding the foregoing, any transaction involving the acquisition of a business (regardless of the form of the transaction) or a business joint venture or other partnering arrangement in which the Company receives cash incidental to acquiring the business or other such transaction (and not as a means of funding its operations generally) shall not result in the issuance of Additional Shares pursuant to Section 9.1.

         SECTION 10. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

         (a) if to the Company, to:

         ChromaVision Medical Systems. Inc.

         33171 Paseo Cerveza

         San Juan Capistrano, California

         Attn: Kevin C. OBoyle

         with a copy to:

         Gibson, Dunn & Crutcher LLP

         333 South Grand Avenue, Suite 4600

         Los Angeles, CA 90071-3197

         Attention: Roy Schmidt, Esq.

or to such other person at such other place as the Company shall designate to the Purchasers in writing; and

(b) if to the Purchasers, at the addresses as set forth at the end of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

         SECTION 11. Entire Agreement and Modification. This Agreement and the Ancillary Agreements set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all term sheets, discussions, comments, negotiations and other prior or contemporaneous understandings of any kind. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchasers, and no right or obligation hereunder may be waived except pursuant to a written instrument signed by the party making the waiver.

         SECTION 12. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

         SECTION 13. Severability, In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect. the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together. shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

         SECTION 16. Fees, Expenses. The Company shall pay in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements and the issuance of the Shares and the Warrants a nonaccountable expense allowance of $15,000 in the aggregate for both Purchasers, which shall be allocated 100% to Safeguard.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.



                                      CHROMAVISION MEDICAL SYSTEMS, INC.

                                      By:  /s/  Kevin C. O'Boyle
                                           ---------------------------------
                                           Name:  Kevin C. O'Boyle
                                           Title:  Senior VP Operations, CFO


                                      PURCHASERS:

                                      SAFEGUARD DELAWARE, INC.

                                      By:  /s/  NJ Klauder
                                           ---------------------------------
                                           Name:  NJ Klauder
                                           Title:  VP
                                           Address:


                                      INCUVEST, LLC

                                      By:  /s/  Robert J. Bertoldi
                                           ---------------------------------
                                           Name:  Robert J. Bertoldi
                                           Title:  President
                                           Address:  590 Madison Ave.
                                                     New York, NY 10022

                                INDEX OF EXHIBITS
                                -----------------



Exhibit A    Form of Warrants    A-1
Exhibit B    Form of Registration Rights Agreement     B-1
Exhibit C    Form of Legal Opinion     C-1